HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

August 23, 2002
5:01P.M. PST

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Ms. Karen Abajian, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL ANNOUNCES COMPLETION OF MERGER WITH
FIRST FIDELITY BANCORP, INC.

(El Segundo, CA) Hawthorne Financial Corporation (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., announced the completion of its merger with First Fidelity Bancorp, Inc. and its subsidiary, First Fidelity Investment and Loan, on August 23, 2002. Former First Fidelity Bancorp shareholders will receive a combination of 1,266,555 shares of Hawthorne common stock and approximately $37.8 million in cash.

As a result of the acquisition, the branches of First Fidelity Investment and Loan became a division of Hawthorne Savings. Hawthorne Savings now operates 13 branches in the coastal counties of Southern California.

“We are pleased to team with First Fidelity and welcome former First Fidelity customers, shareholders and employees into the Hawthorne family,” said Hawthorne President and Chief Executive Officer Simone Lagomarsino.

Hawthorne Financial Corporation specializes in real estate secured loans in the niche markets that it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent and construction loans secured by multi-family residential and commercial real estate, 3) loans for the construction of individual single family residential homes and acquisition and development of land for the construction of such homes. The Company funds it loans predominantly with retail deposits generated through its full service retail offices. For more information, please visit Hawthorne Financial Corporation’s website at: www.hawthornesavings.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, potential increased prepayment speeds on the Company’s outstanding loan portfolio, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.